EXHIBIT 2
www.ivanhoemines.com
IVANHOE MINES LTD.
FINANCIAL STATEMENTS
December 31, 2005 and 2004

Report of Independent Registered Chartered Accountants and Consolidated Financial Statements of
IVANHOE MINES LTD.
December 31, 2005 and 2004
(Revised through the addition of Note 1(b) and Note 24 and the renumbering of Note 25)

Deloitte & Touche LLP 2800 — 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada

Tel: (604) 669-4466 Fax: (604) 685-0395 www.deloitte.ca
Report of Independent Registered Chartered Accountants
To the Shareholders of
Ivanhoe Mines Ltd.
We have audited the consolidated balance sheets of Ivanhoe Mines Ltd. (the “Company”) as at December 31, 2005 and 2004 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.
The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Independent Registered Chartered Accountants
Vancouver, British Columbia
March 30, 2006 (April 10, 2006 as to Notes 24 and 25 and January 31, 2007 as to Note 1(b))
Comment by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference
The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the change described in Note 2 (i) to the consolidated financial statements. Our report to the shareholders dated March 30, 2006 (April 10, 2006 as to Notes 24 and 25 and January 31, 2007 as to Note 1(b)) is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the report of the independent registered chartered accountants when the change is properly accounted for and adequately disclosed in the financial statements.
Independent Registered Chartered Accountants
Vancouver, British Columbia
March 30, 2006 (April 10, 2006 as to Notes 24 and 25 and January 31, 2007 as to Note 1(b))

IVANHOE MINES LTD.
Consolidated Balance Sheets
(Stated in thousands of U.S. dollars)

	December 31,
	2005	2004
ASSETS

CURRENT
Cash and cash equivalents (Note 5)	$101,681	$112,478
Accounts receivable (Note 6)	33,350	6,552
Inventories	3,547	2,192
Prepaid expenses	6,353	1,196
Other current assets (Note 7)	3,286	3,000
Current assets of discontinued operations (Note 3)	—	36,636

TOTAL CURRENT ASSETS	148,217	162,054

INVESTMENT IN JOINT VENTURE (Note 4)	139,874	126,911
LONG-TERM INVESTMENTS (Note 8)	18,417	19,160
PROPERTY, PLANT AND EQUIPMENT (Note 9)	85,706	54,434
DEFERRED INCOME TAXES (Note 13)	171	318
OTHER ASSETS (Note 10)	4,394	3,764
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS (Note 3)	—	9,627

TOTAL ASSETS	$396,779	$376,268

LIABILITIES

CURRENT
Accounts payable and accrued liabilities (Note 11)	$20,594	$14,412
Current liabilities of discontinued operations (Note 3)	—	14,082

TOTAL CURRENT LIABILITIES	20,594	28,494

LOANS PAYABLE TO RELATED PARTIES (Note 12)	5,088	5,088
DEFERRED INCOME TAXES (Note 13)	315	476
ASSET RETIREMENT OBLIGATIONS (Note 14)	6,231	5,267
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS (Note 3)	—	26,380

TOTAL LIABILITIES	32,228	65,705

MINORITY INTERESTS (Note 15)	8,928	3,713

COMMITMENTS AND CONTINGENCIES (NOTE 21)

SHAREHOLDERS’ EQUITY

SHARE CAPITAL (Note 16)
Authorized
Unlimited number of preferred shares without par value
Unlimited number of common shares without par value
Issued and outstanding 315,900,668 (2004 -292,870,998) common shares	994,442	868,606
ADDITIONAL PAID-IN CAPITAL	25,174	16,283
ACCUMULATED OTHER COMPREHENSIVE INCOME (Note 17)	6,711	2,879
DEFICIT	(670,704)	(580,918)

TOTAL SHAREHOLDERS’ EQUITY	355,623	306,850

TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY	$396,779	$376,268

APPROVED BY THE BOARD:

/s/J. Weatherall, Director	/s/ K.Thygesen, Director

J. Weatherall, Director	K.Thygesen, Director

IVANHOE MINES LTD.
Consolidated Statements of Operations
(Stated in thousands of U.S. dollars, except for share and per share amounts)

	Year ended December 31,
	2005	2004
OPERATING EXPENSES
Exploration	$(127,165)	$(98,174)
General and administrative	(23,825)	(22,202)
Interest	(354)	(309)
Depreciation	(2,558)	(2,027)
Mining property care and maintenance costs (Note 9 (a))	(3,706)	(3,755)
Write-down of carrying values of property, plant and equipment	(609)	(142)

OPERATING LOSS	(158,217)	(126,609)

OTHER INCOME (EXPENSES)
Share of income from joint venture (Note 4)	23,036	21,416
Interest income	3,421	3,126
Foreign exchange gains	7,751	4,631
Share of loss of significantly influenced investees (Note 8 (a) and (b))	(2,651)	(2,315)
Gain on sale of long-term investments (Note 8 (c) and (e))	115	4,523
Write-down of carrying values of long-term investments (Note 8 (a) and (c))	(1,438)	(5,277)

LOSS BEFORE TAXES AND OTHER ITEMS	(127,983)	(100,505)
Provision for income and capital taxes (Note 13)	(433)	(588)
Minority interests (Note 15)	2,714	2,103

NET LOSS FROM CONTINUING OPERATIONS	(125,702)	(98,990)
NET INCOME AND GAIN ON SALE FROM DISCONTINUED OPERATIONS (Note 3)	35,916	4,449

NET LOSS	(89,786)	(94,541)

BASIC AND DILUTED (LOSS) EARNINGS PER SHARE FROM
CONTINUING OPERATIONS	$(0.41)	$(0.35)
DISCONTINUED OPERATIONS	0.12	0.01

	$(0.29)	$(0.34)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (000’s)	305,160	281,640

IVANHOE MINES LTD.
Consolidated Statements of Shareholders’ Equity
(Stated in thousands of U.S. dollars, except for share amounts)

					Accumulated
	Share Capital			Additional	Other
	Number		Special	Paid-In	Comprehensive
	of Shares	Amount	Warrants	Capital	Income	Deficit	Total
Balances, December 31, 2003	265,440,052	$714,359	$49,975	$10,658	$1,587	$(478,749)	$297,830
Effect of accounting change (Note 2 (i))	—	—	—	—	—	(7,628)	(7,628)
Net loss	—	—	—	—	—	(94,541)	(94,541)
Other comprehensive income (Note 17):	—	—	—	—	1,292	—	1,292

Comprehensive loss	—	—	—	—	—	—	(93,249)

Shares issued for:
Private placements, net of issue costs of $5,765	20,000,000	100,593	—	—	—	—	100,593
Exercise of special warrants	5,760,000	49,975	(49,975)	—	—	—	—
Exercise of stock options	1,502,554	2,233	—	(892)	—	—	1,341
Exercise of share purchase warrants	25,000	244	—	—	—	—	244
Share purchase plan	17,019	102	—	—	—	—	102
Consulting fees	126,373	1,100	—	—	—	—	1,100
Stock compensation charged to operations	—	—	—	6,517	—	—	6,517

Balances, December 31, 2004	292,870,998	$868,606	$—	$16,283	$2,879	$(580,918)	$306,850
Net loss	—	—	—	—	—	(89,786)	(89,786)
Other comprehensive income (Note 17):	—	—	—	—	3,832	—	3,832

Comprehensive loss	—	—	—	—	—	—	(85,954)

Shares issued for:
Private placement, net of issue costs of $6,095	19,750,000	119,801	—	—	—	—	119,801
Exercise of stock options	3,213,172	5,555	—	(1,835)	—	—	3,720
Property, plant and equipment purchased (Note 19 (b))	50,000	362	—	—	—	—	362
Share purchase plan	16,498	118	—	—	—	—	118
Dilution gain on issuance of shares by a subsidiary	—	—	—	3,012	—	—	3,012
Stock compensation charged to operations	—	—	—	7,714	—	—	7,714

Balances, December 31, 2005	315,900,668	$994,442	$—	$25,174	$6,711	$(670,704)	$355,623

IVANHOE MINES LTD.
Consolidated Statements of Cash Flows
(Stated in thousands of U.S. dollars)

	Years ended December 31,
	Restated	Restated
	2005	2004
	(Note 1(b))	(Note 1(b))
OPERATING ACTIVITIES
Net loss	$(89,786)	$(94,541)
Net income and gain on sale from discontinued operations	(35,916)	(4,449)
Items not involving use of cash
Depreciation	2,558	2,027
Stock based compensation	7,714	6,517
Accretion expense	354	286
Non-cash exploration expense recovery (Note 8 (a))	—	(3,248)
Unrealized foreign exchange gains	(7,691)	(5,443)
Share of income from joint venture, net of cash distribution	(13,036)	(21,416)
Share of loss of significantly influenced investees	2,651	2,315
Gain on sale of long-term investments (Note 8 (c) and (e))	(115)	(4,523)
Write-down of carrying value of long-term investments (Note 8 (a) and (c))	1,438	5,277
Deferred income taxes	(15)	246
Minority interests	(2,714)	(2,103)
Write-down of carrying values of property, plant and equipment	609	142
Loss on sale of property, plant and equipment	—	197
Net change in non-cash operating working capital items (Note 19 (a))	(1,756)	(3,174)

Cash used in operating activities of continuing operations	(135,705)	(121,890)
Cash provided by operating activities of discontinued operations	2,592	3,150

Cash used in operating activities	(133,113)	(118,740)

INVESTING ACTIVITIES
Proceeds from sale of discontinued operations	15,000	—
Redemption of investments	—	50,000
Purchase of long-term investments	(6,310)	(3,846)
Purchase of subsidiary, net of cash acquired of $15,414	12,022	—
Proceeds from sale of long-term investments	4,539	2,461
Proceeds from sale of property, plant and equipment	—	2,720
Expenditures on property, plant and equipment	(32,180)	(27,846)
Expenditures on other assets	(794)	—
Other	(2,007)	(6,226)

Cash (used in) provided by investing activities of continuing operations	(9,730)	17,263
Cash used in investing activities of discontinued operations	(502)	(4,657)

Cash (used in) provided by investing activities	(10,232)	12,606

FINANCING ACTIVITIES
Issue of share capital	123,639	102,280
Minority interests’ investment in subsidiary	1,104	—

Cash provided by financing activities of continuing operations	124,743	102,280
Cash (used in) provided by financing activities of discontinued operations	(37)	5,431

Cash provided by financing activities	124,706	107,711

EFFECT OF EXCHANGE RATE CHANGES ON CASH	7,842	5,385

NET CASH (OUTFLOW) INFLOW	(10,797)	6,962
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	112,478	105,516

CASH AND CASH EQUIVALENTS, END OF YEAR	$101,681	$112,478

CASH AND CASH EQUIVALENTS IS COMPRISED OF:
Cash on hand and demand deposits	$33,240	$33,796
Short-term money market instruments	68,441	78,682

	$101,681	$112,478

SUPPLEMENTARY INFORMATION (Note 19 (b) and (c))

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
1.	NATURE OF OPERATIONS
(a)	Nature of operations
Ivanhoe Mines Ltd. (the “Company”), together with its subsidiaries and joint venture (collectively referred to as “Ivanhoe Mines”), is an international mineral exploration and development company holding interests in and conducting operations on mineral resource properties principally located in Southeast and Central Asia and Australia.
(b)	Restatement
The Company has amended the consolidated financial statements to :
•	Revise the consolidated statement of cash flows to reconcile from net loss rather than net loss from continuing operations;

•	Expand the Note 2 (g) exploration and development accounting policy to include information on the capitalization of certain exploration assets;

•	Expand the Note 2 (k) revenue recognition accounting policy to provide further details on provisional pricing arrangements; and

•	Expand Note 4 — Investment in Joint Venture to disclose that the estimated commercial tax liability was fully accrued at December 31, 2005.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements have been prepared in accordance with United States of America generally accepted accounting principles (“U.S. GAAP”). In the case of the Company, U.S. GAAP differs in certain respects from accounting principles generally accepted in Canada (“Canadian GAAP”) as explained in Note 23. The significant accounting policies used in these consolidated financial statements are as follows:
(a)	Principles of consolidation

These consolidated financial statements include the accounts of the Company and all of its subsidiaries. The principal subsidiaries of the Company are Ivanhoe Mines Mongolia Inc. (B.V.I.), Ivanhoe Mines China (B.V.I.), Ivanhoe Cloncurry Mines Pty Ltd (Australia), and their respective subsidiaries, and Bakyrchik Mining Venture (Kazakhstan) (70% owned) (“BMV”).

Jinshan Gold Mines Inc. (B.C., Canada) (“Jinshan”) became a subsidiary of the Company in December 2005 (53% owned). Prior to this the investment in Jinshan was accounted for using the equity method.

Ivanhoe Mines’ investment in Asia Gold Corp. (“Asia Gold”) (B.C., Canada) (47% owned) remains consolidated at December 2005 due to Ivanhoe Mines having control over the operating, financing and strategic decisions of Asia Gold.

Ivanhoe Mines’ investment in Myanmar Ivanhoe Copper Company Limited (“JVCo”) (Myanmar) (50% owned), which is subject to joint control, is accounted for using the equity method.

All intercompany transactions and balances have been eliminated, where appropriate.

Variable Interest Entities (“VIE’s”), which include, but are not limited to, special purpose entities, trusts, partnerships, and other legal structures, as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised 2003) (“FIN 46R”) “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51”, are entities in which equity investors do not have the characteristics of a “controlling financial interest” or there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. VIE’s are subject to consolidation by the primary beneficiary who will absorb the majority of the entities’ expected losses and/or expected residual returns.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(b)	Measurement uncertainties

Generally accepted accounting principles require management to make assumptions and estimates that affect the reported amounts and other disclosures in these consolidated financial statements. Actual results may differ from those estimates.

Significant estimates used in the preparation of these consolidated financial statements include, among other things, the recoverability of accounts receivable and investments, the proven and probable ore reserves, the estimated recoverable tonnes of ore from each mine area, the estimated net realizable value of inventories, the provision for income taxes and composition of deferred income tax assets and deferred income tax liabilities, the expected economic lives of and the estimated future operating results and net cash flows from property, plant and equipment, and the anticipated costs and timing of asset retirement obligations.

(c)	Foreign currencies

The Company considers the U.S. dollar to be its functional currency as it is the currency of the primary economic environment in which the Company and its subsidiaries operate. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities are translated at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are translated at rates approximating the exchange rates in effect at the time of the transactions. All exchange gains and losses are included in operations.

(d)	Cash and cash equivalents

Cash and cash equivalents include short-term money market instruments with terms to maturity, at the date of acquisition, not exceeding 90 days.

(e)	Inventories

Mine stores and supplies are valued at the lower of the weighted average cost, less allowances for obsolescence, and replacement cost.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(f)	Long-term investments

Long-term investments in companies in which Ivanhoe Mines has voting interests of 20% to 50%, or where Ivanhoe Mines has the ability to exercise significant influence, are accounted for using the equity method. Under this method, Ivanhoe Mines’ share of the investees’ earnings and losses is included in operations and its investments therein are adjusted by a like amount. Dividends received are credited to the investment accounts.

The other long-term investments are classified as “available-for-sale” investments. Unrealized gains and losses on these investments are recorded in accumulated other comprehensive income as a separate component of shareholders’ equity, unless the declines in market value are judged to be other than temporary, in which case the losses are recognized in income in the period. Realized gains and losses from the sale of these investments are included in income in the period.

(g)	Exploration and development

All direct costs related to the acquisition of mineral property interests are capitalized in the period incurred.

Generally, exploration costs are charged to operations in the period incurred until such time as it has been determined that a property has economically recoverable reserves, in which case subsequent exploration costs and the costs incurred to develop a property are capitalized. Exploration costs include value-added taxes incurred in foreign jurisdictions when recoverability of those taxes is uncertain.

In 2005, certain costs incurred constructing surface assets for an exploration shaft were capitalized (Note 9). These surface assets included the shaft head frame, control room, hoisting equipment and ancillary facilities. The Company determined that these costs met the definition of an asset and that they were recoverable through salvage value or transfer of the assets to other locations. These costs were tested for impairment using estimated future cash flows based on reserves and resources beyond proven and probable reserves, in accordance with accounting policy Note 2(h) for property, plant and equipment.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(h)	Property, plant and equipment

Property, plant and equipment are carried at cost (including development and preproduction costs, capitalized interest, other financing costs and all direct administrative support costs incurred during the construction period, net of cost recoveries and incidental revenues), less accumulated depletion and depreciation including write-downs. Following the construction period, interest, other financing costs and administrative costs are expensed as incurred.

On the commencement of commercial production, depletion of each mining property is provided on the unit-of-production basis, using estimated proven and probable reserves as the depletion basis.

Property, plant and equipment are depreciated, following the commencement of commercial production, over their expected economic lives using either the unit-of-production method or the straight-line method (over one to twenty years).

Capital works in progress are not depreciated until the capital asset has been put into operation.

Ivanhoe Mines reviews the carrying values of its property, plant and equipment whenever events or changes in circumstances indicate that their carrying values may not be recoverable. An impairment is considered to exist if total estimated future cash flows, or probability-weighted cash flows on an undiscounted basis, are less than the carrying value of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows associated with values beyond proven and probable reserves and resources. In estimating future cash flows, assets are grouped at the lowest level for which there is identifiable future cash flows that are largely independent of cash flows from other asset groups. Generally, in estimating future cash flows, all assets are grouped at a particular mine for which there is identifiable cash flows.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(i)	Stripping costs

On March 30, 2005, the FASB ratified the consensus of the Emerging Issues Task Force (“EITF”) Issue 04-6 that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs are incurred. Commencing in the first quarter of 2005, Ivanhoe Mines changed its accounting policy with respect to stripping costs to comply with the consensus reached by the EITF. This change has been applied retrospectively by restating prior period financial statements. In 2004 and prior years, Ivanhoe Mines deferred or accrued stripping costs incurred during production, as appropriate, and charged these costs to operations on the basis of the estimated average stripping ratio for each mine area. The effect of this change was to increase the deficit at January 1, 2004 by $7,628,000, to increase the net loss for the year ended December 31, 2004 by $7,889,000 ($0.03 per share) and to decrease assets of discontinued operations and investment in joint venture at December 31, 2004 by $13,973,000 and $1,544,000, respectively. The impact on the year ended December 31, 2005 was to decrease the net loss for the year by $186,000 ($0.00 per share) and to increase assets of discontinued operations and decrease investment in joint venture at December 31, 2005 by $887,000 and $701,000, respectively.

(j)	Asset retirement obligations

Ivanhoe Mines recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of that asset and the cost is amortized as an expense over the economic life of the related asset. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(k)	Revenue recognition

Revenue at JVCo (Note 4) from the sale of copper is recognized, net of related royalties and sales commissions, when: (i) persuasive evidence of an arrangement exists; (ii) the risks and rewards of ownership pass to the purchaser including delivery of the product; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. Revenue from copper cathode includes provisional pricing arrangements accounted for as embedded derivative instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended.

JVCo sells its copper cathode with pricing based on the averaged London Metal Exchange Grade — A Copper Cash Settlement Price during the second calendar month following the contractual month of shipment. Revenues are recorded under these contracts at the time title passes to the buyer based on the forward price for the expected settlement period. These contracts provide for a provisional payment based upon provisional assays and the previous month’s average quoted copper price. JVCo’s provisionally priced sales contain an embedded derivative that, because it is closely related to the commodity sale, is not required to be accounted for separately from the host contract. At December 31, 2005 and 2004, JVCo had accrued $319,932 and $96,146, respectively, in accounts receivable and revenue in relation to the embedded derivative.

(l)	Stock-based compensation

The Company has an Employees’ and Directors’ Equity Incentive Plan which is disclosed in Note 16. The Company records compensation expense using the fair value based method in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”. Accordingly, the fair value of stock options at the date of grant is amortized to operations, with an offsetting credit to additional paid-in capital, on a straight-line basis over the vesting period. If and when the stock options are ultimately exercised, the applicable amounts of additional paid-in capital are transferred to share capital.

(m)	Deferred income taxes

The Company computes income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. SFAS 109 requires that the provision for deferred income taxes be based on the liability method. Deferred taxes arise from the recognition of the tax consequences of temporary differences by applying statutory tax rates applicable to future years to differences between the financial statement’s carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those deferred income tax assets that management believes will, more likely than not, fail to be realized.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(n)	Loss per share

The Company follows SFAS No. 128, “Earnings Per Share”, which requires the presentation of basic and diluted earnings per share. The basic loss per share is computed by dividing the net loss attributable to common stock by the weighted average number of common shares and Special Warrants outstanding during the year. All stock options and share purchase warrants outstanding at each period end have been excluded from the weighted average share calculation. The effect of potentially dilutive stock options and share purchase warrants was antidilutive in years ending December 31, 2005 and 2004.

Details of potentially dilutive shares excluded from the loss per share calculation due to antidilution:

	December 31,
	2005	2004
Options	7,416,700	9,890,942
Share purchase warrants	576,000	7,701,000

Total potentially dilutive shares	7,992,700	17,591,942

(o)	Comparative figures

Certain of the comparative figures have been reclassified to conform with the presentation as at and for the year ended December 31, 2005. In particular, the assets and liabilities of ABM Mining Limited (“ABM”) (owner of the Savage River Project) as at December 31, 2004, and its results of operations and cash flows for the year then ended (Note 3), have been classified as discontinued operations. Accounting for stripping costs has also been retrospectively adjusted (Note 2 (i)).

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(p)	Recent accounting pronouncements

Recently issued United States accounting pronouncements have been outlined below. Ivanhoe Mines believes the new standards issued by the U.S. FASB will not have a material impact on the Company.

In March 2005, the Emerging Issues Committee issued EITF 04-3, Mining Assets — Impairment and Business Combinations, which states that an entity should include Value Beyond Proven and Probable Reserves and Resources (“VBPP”) in the value allocated to mining assets in a purchase price allocation to the extent that a market participant would include VBPP in determining the fair value of the asset. EITF 04-3 also states that an entity should include the effects of anticipated fluctuations in the future market price of minerals in determining the fair value of mining assets in a purchase price allocation in a manner that is consistent with the expectations of marketplace participants. In addition, EITF 04-3 states that an entity should include the cash flows associated with VBPP as well as the effects of anticipated fluctuations in the market price of minerals in estimates of future cash flows (both undiscounted and discounted) used for determining whether a mining asset is impaired. The Company’s current accounting policy complies with EITF 04-3.

In November 2005, the FASB issued FASB Staff Position (“FSP”) FAS 115-1 and FAS 124-1 — The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP FAS 115-1 and FAS 124-1 is applicable to reporting periods beginning after December 15, 2005. Management does not expect the adoption of this FSP to have a material effect on the Company’s consolidated financial position and results of operations.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(p)	Recent accounting pronouncements (Continued)

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment”, which replaces SFAS No. 123, “Accounting for Stock-Based Compensation”. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 — Share-Based Payment, which provides interpretive guidance related to SFAS No. 123 (R). SFAS No. 123 (R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost is measured based on the grant-date fair value of the equity or liability instruments issued. SFAS No. 123 (R) requires liability awards to be re-measured each reporting period and compensation costs to be recognized over the period that an employee provides service in exchange for the award. Management plans to adopt this statement on the modified prospective basis beginning January 1, 2006, and does not expect adoption of this statement to have a material effect on the Company’s consolidated financial position and results of operations.

In October 2005, the FASB issued FASB Staff Position SFAS No. 123 (R)-2, “Practical Accommodation to the Application of Grant Date as Defined in SFAS No. 123 (R)”. FAS 123 (R)-2 provides guidance on the application of grant date as defined in SFAS No. 123 (R). In accordance with this standard a grant date of an award exists if (i) the award is a unilateral grant and (ii) the key terms and conditions of the award are expected to be communicated to an individual recipient within a relatively short time period from the date of approval. The Company will adopt this standard when it adopts SFAS No. 123 (R), and does not anticipate that the implementation of this statement will have a significant impact on its results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”, a replacement of APB Opinion 20 and FASB Statement 3. This Statement changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The Statement is effective for accounting changes made in fiscal years beginning after December 15, 2005. Management does not expect the adoption of this Statement to have a material effect on the Company’s consolidated financial position and results of operations.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(p)	Recent accounting pronouncements (Continued)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets”, an amendment of APB Opinion 29. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The Statement is effective for fiscal periods beginning after June 15, 2005. Management does not expect the adoption of this Statement to have a material effect on the Company’s consolidated financial position and results of operations.

In November 2005, the FASB concluded that in their proposed “Accounting for Uncertain Tax Positions — an Interpretation of FASB Statement No. 109”, a benefit recognition model with a two-step approach would be used, with a more-likely-than-not recognition criterion and a best estimate measure attribute. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more-likely-than-not, based solely on the technical merits, that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the appropriate amount of the benefit to recognize, which will be measured using the best estimate of the amount that will be sustained. The tax position should be derecognized when it is no longer more-likely-than-not of being sustained. In January 2006, the FASB concluded that the final Interpretation will be effective as of the beginning of the first annual period beginning after December 31, 2006. The Company is currently evaluating the implications of this Interpretation.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140”. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” This Statement:
• Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;
• Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;
• Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;
• Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and
• Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)
(p)	Recent accounting pronouncements (Continued)

This Statement is effective for all financial instruments acquired or issued after the beginning of fiscal years that begin after September 15, 2006. The Company is currently evaluating the implications of this Statement.
3.	DISCONTINUED OPERATIONS

In November 2004, the Company adopted a plan to dispose of the Savage River Iron Ore Project (the “Project”). This decision was part of the Company’s plan to rationalize its non-core assets as it focuses on the Oyu Tolgoi project in Mongolia. In February 2005, Ivanhoe Mines sold the Project for two initial payments totalling $21.5 million, plus a series of contingent, annual payments based on annual iron ore pellet tonnes sold and an escalating price formula based on the prevailing annual Nibrasco/JSM pellet price.

Ivanhoe Mines received the first initial payment of $15.0 million on February 28, 2005. The second payment of $6.5 million plus an additional $0.2 million in interest was received on January 31, 2006.

The future payments will be received over five years commencing March 2006. These payments will be calculated at an initial rate of $1.00 per tonne of iron ore pellets sold if the annual benchmark pellet price exceeds $30 per tonne, and will escalate to a maximum of $16.50 per tonne of iron ore pellets sold if the annual price exceeds $80 per tonne. Based on the tonnes of iron ore sold during the nine months ended December 31, 2005, and the escalating price formula, an amount of $20.2 million has been accrued as receivable.

At February 28, 2005, the net book value of the Project was $11.2 million. Therefore, the total income recognized in 2005 reduced the net book value to $nil and resulted in the excess of $30.5 million being included in operations during the year.

At December 31, 2005, Ivanhoe Mines had a total of $26.9 million included in accounts receivable related to the disposition of the Project. The amount was comprised of the second initial payment and related interest of $6.7 million and the contingent income accrual of $20.2 million.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
3.	DISCONTINUED OPERATIONS (Continued)

	Years ended December 31,
	2005	2004
ASSETS
Current
Cash and cash equivalents	$—	$7,432
Accounts receivable	—	3,985
Inventories	—	21,295
Prepaid expenses	—	882
Other current assets	—	3,042

Current assets of discontinued operations	—	36,636

Property, plant and equipment	—	5,889
Other assets	—	3,738

Non-current assets of discontinued operations	—	9,627

Total assets of discontinued operations	$—	$46,263

LIABILITIES
Current
Accounts payable and accrued liabilities	$—	$13,870
Current portion of long-term debt	—	212

Current liabilities of discontinued operations	—	14,082

Long-term debt (non-recourse to the Company)	—	13,025
Deferred income taxes	—	2,078
Other liabilities	—	11,277

Non-current liabilities of discontinued operations	—	26,380

Total liabilities of discontinued operations	$—	$40,462

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
3.	DISCONTINUED OPERATIONS (Continued)

The following table presents summarized financial information related to discontinued operations:

	Years ended December 31,
	2005(1)	2004

REVENUE	$18,031	$83,898
COST OF OPERATIONS	(11,965)	(78,778)
DEPRECIATION AND DEPLETION	—	(1,395)

OPERATING PROFIT	6,066	3,725
EXPENSES
General and administrative	(195)	(1,425)
Interest expense	(203)	(1,021)

INCOME BEFORE THE FOLLOWING	5,668	1,279
Interest income	16	308
Foreign exchange (losses) gains	(285)	3,745

INCOME BEFORE INCOME TAXES	5,399	5,332
Recovery of (provision for) income and capital taxes	7	(883)

NET INCOME	5,406	4,449
Contingent income	20,243	—
Gain on sale of ABM	10,267	—

NET INCOME AND GAIN ON SALE
FROM DISCONTINUED OPERATIONS	$35,916	$4,449

(1)	Net income for the year ended December 31, 2005, includes only two months of results for the Project as it was sold on February 28, 2005.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
4.	INVESTMENT IN JOINT VENTURE

Ivanhoe Mines has a 50% interest in JVCo, a joint venture formed to develop open-pit copper mining operations at Monywa in the Union of Myanmar. JVCo completed construction of a mining complex in 1998 to develop the Sabetaung and Kyisintaung (“S&K”) deposits within the Monywa Copper Project. Commercial production from those deposits commenced during the first quarter of 1999.

In early 2005, the Company announced its intention to expand, in a series of incremental steps, the mine’s production capacity to a target of 200,000 tonnes per annum. At that time, mining equipment was ordered to increase the annual copper cathode capacity to 50,000 tonnes per annum by mid-2006 as part of the expansion program.

In the fourth quarter of 2005 and the first quarter of 2006, several circumstances occurred that may potentially have a negative impact on the operations of the mine for 2006 and future years.

Firstly, the economic sanctions imposed against Myanmar by the United States have started to seriously impact the mine’s ability to function in a normal way. In the fourth quarter of 2005, both the mine’s insurance broker and the off-shore banking institution terminated their relationship with the mine on account of these sanctions. Although the mine had in excess of $40 million in off-shore bank accounts at December 31, 2005, the operations of the mine were shut-down in March 2006. The mine is expected to resume operations shortly when additional fuel, required to operate mining equipment, and chemicals required for the leaching and electrowinning process, become available. The management of the S&K Mine has established a new banking relationship with an off-shore institution.
Secondly, the mine has not yet been able to obtain from the Myanmar authorities the necessary import permits for its previously ordered mining equipment. The equipment is currently off-shore, awaiting approval for delivery. The Company does not know if or when import permits will be granted for the importation of this equipment. The Company has received recent oral assurances from its joint venture partner that the necessary documentation is nearing finalization. The increase in mining capacity is crucial to allow waste stripping for the Sabetaung deposit and ultimately for the future development of the Kyisintaung and Letpadaung deposits. Without a substantial increase in mining capacity, these two deposits cannot be economically developed. The drop in copper grades at the Sabetaung pit, combined with the mine’s potential inability to obtain the necessary importing permits resulted in significant decreases in copper cathode production in the fourth quarter of 2005.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
4.	INVESTMENT IN JOINT VENTURE (CONTINUED)

Thirdly, in the third quarter of 2005, the Company reported its difference of opinion with certain Myanmar tax authorities on a commercial tax issue involving the imposition of an 8% commercial tax on all export sales of JVCo. In the fourth quarter of 2005, Ivanhoe Mines was unable to satisfactorily resolve this issue. The Company’s management believes that the tax provisions in the S&K Mine joint venture agreement clearly exempt the mine’s copper exports from all tax of a commercial nature. The imposition of such a commercial tax, equivalent to an additional 8% royalty, would have a significant negative impact on future cash flows and any future development plans for the S&K Mine. The commercial tax is being claimed retroactively to January 1, 2003, on all export copper sales. If the Myanmar government’s position on this issue prevails, the joint venture’s estimated commercial tax liability at December 31, 2005 would total approximately $22.4 million (net $11.2 million to the Company). The Company is seeking a written legal opinion from the Attorney General of Myanmar on the applicability of this tax and the Company has received certain assurances that the ruling may be favorable. At December 31, 2005, the Company has accrued the $11.2 million commercial tax liability as part of the “Other liabilities” balance (see the “Share of Net Assets” table).

The Company is also concerned about the timely approvals for the expansion of the Letpadaung deposit. To date, the expansion of the deposit has been neither approved nor denied by the Government of Myanmar.

The Company reviews the carrying value of its assets whenever events or changes in circumstances indicate that the carrying value of an asset might have been impaired. The Company intends to engage in discussions with its joint venture partner and with the relevant Myanmar government authorities with a view to satisfactorily resolving these issues. If these issues cannot be satisfactorily resolved in a timely manner, the Company may, as part of a future review of the carrying value of its assets, be required to reflect a significant impairment of, and reduce on its financial statements, the carrying value of its investment in the S&K Mine.

The following table summarizes Ivanhoe Mines’ investment in JVCo:

	December 31,
	2005	2004

Balance, at beginning of year	$126,911	$105,425
Share of income from JVCo	23,036	21,416
Cash distribution	(10,000)	—
Other	(73)	70

Balance, at end of year	$139,874	$126,911

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
4.	INVESTMENT IN JOINT VENTURE (CONTINUED)

The following tables summarize Ivanhoe Mines’ 50% share of the financial position and results of operations of JVCo for the years ending December 31, 2005 and 2004.

	December 31,
	2005	2004

Cash and cash equivalents	$22,843	$10,099
Accounts receivable	11,364	3,734
Inventories	16,754	13,313
Prepaid expenses	1,558	1,800
Other current assets	—	117
Property, plant and equipment	128,405	130,869
Deferred income tax assets	432	464
Other assets	1,585	1,569
Accounts payable and accrued liabilities	(14,784)	(10,349)
Current portion of long-term debt	—	(7,500)
Deferred income tax liabilities	(11,321)	(11,429)
Other liabilities	(16,962)	(5,776)

Share of Net Assets of JVCo	$139,874	$126,911

	Years ended December 31,
	2005	2004

Revenue	$65,801	$44,091
Cost of operations	(17,768)	(12,137)
Depreciation and depletion	(5,657)	(5,177)

Operating profit	42,376	26,777
Other income / (expense)	(19,340)	(5,361)

Share of Income of JVCo	$23,036	$21,416

Cash flows
From operating activities	$24,805	$25,207
For investing activities	(4,561)	(9,086)
For financing activities	(7,500)	(7,500)

	$12,744	$8,621

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
5.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents at December 31, 2005, included Asia Gold’s and Jinshan’s cash and cash equivalent balances of $3.1 million and $15.4 million, respectively (2004 — $8.2 million and $nil), which were not available for Ivanhoe Mines’ general corporate purposes.

6.	ACCOUNTS RECEIVABLE

	December 31,
	2005	2004

Contingent income (Note 3)	$20,243	$—
Proceeds from sale of Project (Note 3)	6,500	—
Refundable taxes	4,423	4,576
Related parties (Note 18 (b))	451	414
Accrued interest	340	134
Other	1,393	1,428

	$33,350	$6,552

7.	OTHER CURRENT ASSETS

	December 31,
	2005	2004

Loan receivable	$3,000	$3,000
Restricted cash	286	—

	$3,286	$3,000

In December 2004, Ivanhoe Mines loaned Lepanto Consolidated Mining Company (“Lepanto”) $3.0 million, which bore interest at 3.0% per annum. In December 2005, Ivanhoe Mines and Lepanto renegotiated the terms of the loan. The loan now matures in 2006 and bears interest at 6.0% per annum. During 2005, Ivanhoe Mines received $0.1 million in interest income from Lepanto.

In March 2006, Ivanhoe Mines received a loan and interest repayment of $1.04 million from Lepanto.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
8.	LONG-TERM INVESTMENTS

	December 31, 2005				December 31, 2004
	Equity	Cost/Equity	Unrealized	Fair/Equity	Equity	Cost/Equity	Unrealized	Fair/Equity
	Interest	Basis	Gain	Value	Interest	Basis	Gain	Value
Investment in companies subject to significant influence:
Jinshan Gold Mines Inc. (a)	N/a	N/a	N/a	N/a	38.5%	$5,024	N/a	$5,024

Investments “available-for-sale”:
Intec Ltd. (b)	12.5%	$1,446	$1,331	$2,777	12.8%	$1,446	$1,469	$2,915
Olympus Pacific Minerals Inc. (c)	—	—	—	—	19.6%	5,862	(293)	5,569
Entrée Gold Inc. (d)	15.0%	10,157	5,380	15,537	9.0%	3,846	1,703	5,549
Other	—	103	—	103	—	103	—	103

		$11,706	$6,711	$18,417		$11,257	$2,879	$14,136

		$11,706	$6,711	$18,417		$16,281	$2,879	$19,160

(a)	In 2004, Ivanhoe Mines and Jinshan restructured their participating arrangements in respect of certain joint ventures. In consideration for the transaction, Jinshan issued to Ivanhoe Mines 2.5 million common shares with a fair value of $3,248,000. This amount was included in operations as a recovery of prior exploration expenses.

In November 2005, Ivanhoe Mines and Jinshan further restructured these participating arrangements to simplify Jinshan’s corporate structure. Ivanhoe Mines transferred to Jinshan its entire participating interest in the 217 Gold Project, its interests in other joint venture arrangements between the parties, its existing contractual rights to participate in Jinshan projects in China and cash proceeds of $3,392,000 in exchange for Jinshan issuing Ivanhoe Mines 48,552,948 of its common shares. As a result of this transaction, in December 2005, Ivanhoe Mines ceased equity accounting for its investment in Jinshan as it now holds approximately 53% of the issued and outstanding common shares of Jinshan, thereby making Jinshan a controlled subsidiary, requiring consolidation.

During 2005 and up to the date that it acquired control, Ivanhoe Mines recorded a $2,651,000 (2004 — $1,974,000) equity loss on this investment. In 2004, Ivanhoe Mines recorded an impairment provision of $5,277,000 based on an assessment of the underlying book value of Jinshan’s net assets.

(b)	In the fourth quarter of 2004, Ivanhoe Mines’ interest in Intec Ltd. (“Intec”) was decreased to 12.8% as a result of the issuance of additional shares by Intec. As a result, Ivanhoe Mines ceased equity accounting for its investment in Intec. During 2004, Ivanhoe Mines recorded a $341,000 equity loss on this investment.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
8.	LONG-TERM INVESTMENTS (Continued)
(c)	During 2004, the Company sold its 32.6% interest in New Vietnam Mining Corp. (B.V.I.) (“NVM”) in exchange for shares of Olympus Pacific Minerals Inc. (“Olympus”), representing a 10.7% equity interest, with a fair value of $3,275,000. The interest in NVM had been fully written down in prior years, thereby resulting in a pre-tax gain of $3,275,000 being recognized in operations.

In March 2005, the share price of Olympus deteriorated, with the result that the market value of Ivanhoe Mines’ investment in Olympus decreased significantly below carrying value. Accordingly, the Company recorded an other-than-temporary impairment of $1,438,000, reducing the carrying value of this investment to $4,424,000.

In May 2005, Ivanhoe Mines sold its investment in Olympus, generating proceeds of $4,539,000. This transaction resulted in a gain on sale of $115,000 being recognized in operations.

(d)	During 2004, the Company purchased 4.6 million units of Entrée Gold Inc. (“Entrée”) at a cost of $3,846,000 (Cdn$4,600,000). Each unit consisted of one Entrée common share and one share purchase warrant exercisable until October 2006 to purchase an additional Entrée common share at a price of Cdn$1.10. In 2005, the Company exercised these share purchase warrants to acquire 4.6 million common shares of Entrée at a cost of $4,111,000 (Cdn$5,060,000).

Also during 2005, the Company acquired 1.2 million units in Entrée at a cost of $2,199,000 (Cdn$2,718,000). Each unit consisted of one Entrée common share and two share purchase warrants. These share purchase warrants are outstanding at December 31, 2005, and if not exercised will expire in July 2007.

(e)	During 2004, the Company sold its investment in Resource Investment Trust, generating proceeds of $2,461,000. This transaction resulted in a pre-tax gain of $1,248,000 being recognized in operations.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
9.	PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2005			2004
		Accumulated			Accumulated
		Depletion and			Depletion and
		Depreciation,			Depreciation,
		Including	Net Book		Including	Net Book
	Cost	Write-downs	Value	Cost	Write-downs	Value

Mining properties
Bakyrchik Mining Venture, Kazakhstan (a)	$87,541	$(87,541)	$—	$87,541	$(87,541)	$—

Mining plant and equipment
Bakyrchik Mining Venture, Kazakhstan (a)	$3,107	$(3,107)	$—	$3,107	$(3,107)	$—
Other mineral property interests
Oyu Tolgoi, Mongolia (b)	$43,562	$(6,244)	$37,318	$43,097	$(6,185)	$36,912
Cloncurry, Australia (c)	6,293	(1,185)	5,108	6,293	(696)	5,597
Other exploration projects	1,530	(115)	1,415	1,594	(308)	1,286

	$51,385	$(7,544)	$43,841	$50,984	$(7,189)	$43,795

Other capital assets
Oyu Tolgoi, Mongolia (b)	$14,334	$(3,326)	$11,008	$6,121	$(1,701)	$4,420
Cloncurry, Australia (c)	1,833	(174)	1,659	2,399	(143)	2,256
Other exploration projects	2,961	(1,122)	1,839	1,385	(936)	449

	$19,128	$(4,622)	$14,506	$9,905	$(2,780)	$7,125

Capital works in progress
Oyu Tolgoi, Mongolia (b)	$22,939	$—	$22,939	$1,784	$—	$1,784
Bakyrchik Mining Venture, Kazakhstan (a)	4,420	—	4,420	1,730	—	1,730

	$27,359	$—	$27,359	$3,514	$—	$3,514

	$188,520	$(102,814)	$85,706	$155,051	$(100,617)	$54,434

(a)	Ivanhoe Mines placed the Bakyrchik Mining Venture on a care and maintenance basis in prior years.

(b)	Ivanhoe Mines has a 100% interest in the Oyu Tolgoi copper-gold project located in Mongolia. In 2003, Ivanhoe Mines converted its four exploration licences on the project into 60-year mining licences, which are renewable for an additional 40 years.

Capital works in progress at December 31, 2005 consisted mainly of surface assets being constructed for the exploration shaft at Oyu Tolgoi ($21.4 million).

(c)	Ivanhoe Mines owns certain copper-gold and uranium mining and exploration leases in Queensland, Australia.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
10.	OTHER ASSETS

	December 31,
	2005	2004

Advances to suppliers	$1,711	$917
Environmental bond (Queensland, Australia)	2,683	2,847

	$4,394	$3,764

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31,
	2005	2004

Accounts payable	$11,902	$10,970
Payroll and other employee related payables	546	157
Accrued construction costs	7,044	—
Amounts payable to related parties (Note 18 (b))	1,102	3,285

	$20,594	$14,412

12.	LOANS PAYABLE TO RELATED PARTIES

These loans are payable to the Chairman of the Company or a company controlled by him. They are non-interest bearing, unsecured and repayable in U.S. dollars. Repayment of these loans has been postponed until Ivanhoe Mines receives an aggregate of $111,055,000 from the sale of the Savage River Project. At December 31, 2005, $15.0 million has been received from the sale with a further $26.7 million accrued as receivable (Note 3 and 6).

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
13.	INCOME TAXES

As referred to in Note 2(b), Ivanhoe Mines must make significant estimates in respect of its provision for income taxes and the composition of its deferred income tax assets and liabilities. Ivanhoe Mines’ operations are, in part, subject to foreign tax laws where interpretations, regulations and legislation are complex and continually changing. As a result, there are usually some tax matters in question that may, on resolution in the future, result in adjustments to the amount of deferred income tax assets and liabilities, and those adjustments may be material to Ivanhoe Mines’ financial position and results of operations.

Ivanhoe Mines’ provision for income and capital taxes for continuing operations consists of the following:

	Years ended December 31,
	2005	2004

Deferred income taxes	$(15)	$246
Capital taxes	448	342

	$433	$588

Deferred income tax assets and liabilities for continuing operations at December 31, 2005 and 2004 arise from the following:

	December 31,
	2005	2004
Deferred income tax assets
Long-term investments	$279	$2,441
Loss carry-forwards	133,562	86,691
Other	10,107	10,978

	143,948	100,110
Valuation allowance	(143,777)	(99,792)

Net deferred income tax assets	171	318

Deferred income tax liabilities
Property, plant and equipment	315	476

	315	476

Deferred income tax liabilities, net	$144	$158

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
13.	INCOME TAXES (Continued)

A reconciliation of the provision for income and capital taxes for continuing operations is as follows:

	Years ended December 31,
	2005	2004
Recovery of income taxes based on the combined
Canadian federal and provincial statutory tax rates of 34.9% in 2005 and 35.6% in 2004 applied to the loss before taxes and other items	$44,666	$35,780
(Deduct) add
Lower foreign tax rates	(7,109)	(734)
Tax benefit of losses not recognized	(34,703)	(33,831)
Change in valuation allowance for deferred income tax assets	(147)	749
Capital taxes	(448)	(342)
Other, including non-deductible expenses	(2,692)	(2,210)

Provision for income and capital taxes	$(433)	$(588)

At December 31, 2005, Ivanhoe Mines had deductible temporary differences aggregating approximately $24,554,000 and the following unused tax losses from continuing operations, for which no deferred income tax assets had been recognized:

		Local	U.S. Dollar	Expiry
		Currency	Equivalent (i)	Dates
Non-capital losses:
Canada	Cdn.	$124,078	$106,780	2006 to 2012
Australia	A	$8,349	$6,118	(a)
Mongolia	Mongolian Tugrik	316,819,140	$282,370	(b)
Kazakhstan	Kazakhstan Tenge	11,354,394	$84,958	2006 to 2012

Capital losses:
Canada	Cdn.	$90,210	$77,633	(c)

     (i) Translated using the year-end exchange rate.
(a)	These losses are carried forward indefinitely, subject to continuity of ownership and business tests.

(b)	These losses are carried forward indefinitely until production from a mine commences; thereafter, they can be amortized on a straight-line basis over a period of five years.

(c)	These losses are carried forward indefinitely for utilization against any future net realized capital gains.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
13.	INCOME TAXES (Continued)

Ivanhoe Mines also has deductible temporary differences and unused tax losses in certain other foreign jurisdictions that are not disclosed above, as it is currently highly unlikely that these items will be utilized.

14.	ASSET RETIREMENT OBLIGATIONS

	December 31,
	2005	2004
Balance, beginning of year	$5,267	$4,709
Increase in obligations for:
Amounts incurred	610	660
Amounts extinguished on disposal of mineral property interests	—	(388)
Accretion expense	354	286

Balance, end of year	$6,231	$5,267

The total undiscounted amount of estimated cash flows required to settle the obligations is $20,458,000 (2004- $12,179,000), which has been discounted using credit adjusted risk free rates ranging from 5.6% to 8.4%. All reclamation obligations are not expected to be paid for several years and will be funded from Ivanhoe Mines’ cash balances at the time of mine closures.

15.	MINORITY INTERESTS

At December 31, 2005 and 2004, there were minority interests in the BMV, Asia Gold and Jinshan. Currently, losses applicable to the minority interest in the BMV are being allocated to Ivanhoe Mines since those losses exceed the minority interest in the net assets of the BMV.

The minority interests are comprised of the following:

	December 31,
	2005	2004
Balance, beginning of year	$3,713	$5,816
Minority interests’ share of loss of Asia Gold	(2,714)	(2,103)
Increase in minority interest arising from share issuances by Asia Gold	582	—
Initial interest arising from acquisition of Jinshan in December 2005	7,347	—

Balance, end of year	$8,928	$3,713

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
16.	SHARE CAPITAL
(a)	Equity Incentive Plan

The Company has an Employees’ and Directors’ Equity Incentive Plan (the “Equity Incentive Plan”), which includes three components: (i) a Share Option Plan; (ii) a Share Bonus Plan; and (iii) a Share Purchase Plan.
(i)	The Share Option Plan authorizes the Board of Directors of the Company to grant options, which vest over a period of years, to directors and employees of Ivanhoe Mines to acquire Common Shares of the Company at a price based on the weighted average trading price of the Common Shares for the five days preceding the date of the grant. The Share Option Plan also provides that these options may, upon approval of the Board of Directors, be converted into stock appreciation rights.

(ii)	The Share Bonus Plan permits the Board of Directors of the Company to authorize the issuance, from time to time, of Common Shares of the Company to employees of the Company and its affiliates.

(iii)	The Share Purchase Plan entitles each eligible employee of Ivanhoe Mines to contribute up to seven percent of each employee’s annual basic salary in semi-monthly instalments. At the end of each calendar quarter, each employee participating in the Share Purchase Plan is issued Common Shares of the Company equal to 1.5 times the aggregate amount contributed by the participant, based on the weighted average trading price of the Common Shares during the preceding three months.
The Company is authorized to issue a maximum of 29,000,000 Common Shares pursuant to the Equity Incentive Plan. At December 31, 2005, an aggregate of 8,305,936 Common Shares were available for future grants of awards under the plan.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
16.	SHARE CAPITAL (Continued)
(a)	Equity Incentive Plan (Continued)

A summary of stock option activity and information concerning outstanding and exercisable options at December 31, 2005 is as follows:

	Options Outstanding
	Options	Number of	Weighted
	Available	Common	Average
	for Grant	Shares	Exercise Price
			(Expressed in
			Canadian dollars)

Balances, December 31, 2003	3,215,126	8,589,894	3.26
Options granted	(3,089,000)	3,089,000	7.91
Options exercised	—	(1,665,952)	1.58
Options cancelled	122,000	(122,000)	2.93
Shares issued for consulting fees	(126,373)	—	—
Shares issued under share purchase plan	(17,019)	—	—

Balances, December 31, 2004	104,734	9,890,942	5.02
Increase in amount authorized	9,000,000	—	—
Options granted	(1,125,000)	1,125,000	8.86
Options exercised	—	(3,256,542)	1.48
Options cancelled	342,700	(342,700)	2.41
Shares issued under share purchase plan	(16,498)	—	—

Balances, December 31, 2005	8,305,936	7,416,700	$7.27

At December 31, 2005, the U.S. dollar equivalent of the weighted average exercise price was $6.26.
In the period subsequent to December 31, 2005, the Company granted 6,685,000 stock options with an exercise price of Cdn$9.73. These options have lives of seven years and vest over periods up to four years. Also, during this period, 744,800 options were exercised for proceeds of $2.3 million.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
16.	SHARE CAPITAL (Continued)
(a)	Equity Incentive Plan (Continued)

The following table summarizes information concerning outstanding and exercisable options at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
Range of		Average	Average		Average
Exercise	Number	Remaining	Exercise Price	Number	Exercise Price
Prices	Outstanding	Life (in years)	Per Share	Exercisable	Per Share
(Expressed in			(Expressed in		(Expressed in
Canadian			Canadian		Canadian
dollars)			dollars)		dollars)
$1.20 to $3.50	2,002,200	1.54	$2.75	1,645,300	$2.64
$3.51 to $6.75	293,500	2.67	6.75	181,500	6.75
$6.76 to $7.69	1,051,000	3.26	7.46	471,330	7.37
$7.70 to $8.20	1,430,000	6.78	7.91	572,000	7.91
$8.21 to $8.99	1,140,000	4.09	8.62	295,000	8.63
$9.00 to $10.51	500,000	4.26	9.56	75,000	9.67
$10.52 to $12.70	1,000,000	7.84	12.70	750,000	12.70

	7,416,700	4.26	$7.27	3,990,130	$6.61

The weighted average grant-date fair value of stock options granted during 2005 and 2004 was Cdn$4.95 and Cdn$4.77, respectively. The fair value of these options was determined using a Black-Scholes option pricing model, recognizing forfeitures as they occur, using the following weighted average assumptions:

	2005	2004
Risk-free interest rate	3.76%	4.29%
Expected life	5.0 years	6.6 years
Expected volatility	61%	64%
Expected dividends	$Nil	$Nil
(b)	Share Purchase Warrants

At December 31, 2005, the Company had 5,760,000 share purchase warrants outstanding that were issued in 2004. These warrants entitle the holder to acquire one-tenth of a common share of the Company at any time on or before February 15, 2007, at a price of $8.68 per common share.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
17.	ACCUMULATED OTHER COMPREHENSIVE INCOME

	December 31,
	2005	2004
Balance, beginning of year	$2,879	$1,587
Other comprehensive income for the year:
Changes in fair value of long-term investments	3,539	2,124
Reclassification for losses (gains) recorded in earnings	293	(1,025)

Other comprehensive income before tax:	3,832	1,099
Income tax recovery related to other comprehensive income	—	193

Other comprehensive income, net of tax:	3,832	1,292

Balance, end of year	$6,711	$2,879

18.	OTHER RELATED PARTY TRANSACTIONS
(a)	Ivanhoe Mines incurred the following expenses, primarily on a cost recovery basis, with an officer of Ivanhoe Mines, a company subject to significant influence by Ivanhoe Mines, or with companies related by way of directors or shareholders in common:

	Years ended December 31,
	2005	2004
Exploration	$1,122	$2,198
Legal	823	468
Office and administrative	2,216	2,057
Salaries and benefits	2,904	2,239
Travel (including aircraft rental)	3,421	3,001

	$10,486	$9,963

The above noted transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

(b)	Accounts receivable and accounts payable at December 31, 2005, included $451,000 and $1,102,000, respectively (December 31, 2004 — $414,000 and $3,285,000, respectively), which were due from/to a company under common control or companies related by way of directors in common.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
19.	CASH FLOW INFORMATION
(a)	Net change in non-cash operating working capital items

	Years ended December 31,
	2005	2004
(Increase) decrease in:
Accounts receivable	$522	$(3,254)
Inventories	(1,355)	(1,689)
Prepaid expenses	(5,132)	(795)
Other current assets	—	(1,010)
Increase in:
Accounts payable and accrued liabilities	4,209	3,574

	$(1,756)	$(3,174)

(b)	Supplementary information regarding other non-cash transactions

The non-cash investing and financing activities relating to continuing operations not already disclosed in the Consolidated Statement of Shareholders’ Equity or the Consolidated Statements of Cash Flows were as follows:

	Years ended December 31,
	2005	2004
Investing activities:
Acquisition of property, plant and equipment	$440	$—
(c)	Other supplementary information

	Years ended December 31,
	2005	2004

Interest paid	$—	$—

Income taxes paid	$448	$342

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
20.	SEGMENT DISCLOSURES

Ivanhoe Mines has one operating segment; its exploration division with projects located primarily in Mongolia. The iron ore division located in Australia was sold in February 2005 and has been reported as discontinued operations (Note 3).

Year ended	Exploration
December 31, 2005	Division	Corporate	Consolidated
Operating expenses
Exploration	$(127,165)	$—	(127,165)
General and administrative	—	(23,825)	(23,825)
Interest	(124)	(230)	(354)
Depreciation	(2,516)	(42)	(2,558)
Mining property care and maintenance costs	—	(3,706)	(3,706)
Write-down of carrying values of property, plant and equipment	(442)	(167)	(609)

Operating loss	(130,247)	(27,970)	(158,217)
Other income (expenses)
Share of income from joint venture	—	23,036	23,036
Interest income	294	3,127	3,421
Foreign exchange losses (gains)	(157)	7,908	7,751
Share of loss of significantly influenced investees	—	(2,651)	(2,651)
Gain on sale of long-term investments	—	115	115
Write-down of carrying value of long-term investments	—	(1,438)	(1,438)

Loss before taxes and other items	(130,110)	2,127	(127,983)
Provision for income and capital taxes	(205)	(228)	(433)
Minority interests	2,714	—	2,714

Net loss from continuing operations	$(127,601)	$1,899	$(125,702)

Expenditures on property, plant and equipment	$29,754	$2,866	$32,620

Total assets
Continuing operations	$124,919	$271,860	$396,779
Discontinued operations	—	—	—

	$124,919	$271,860	$396,779

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
20.	SEGMENT DISCLOSURES (Continued)

Year ended	Exploration
December 31, 2004	Division	Corporate	Consolidated
Operating expenses
Exploration	$(98,174)	$—	(98,174)
General and administrative	—	(22,202)	(22,202)
Interest	(134)	(175)	(309)
Depreciation	(2,002)	(25)	(2,027)
Mining property care and maintenance costs	—	(3,755)	(3,755)
Write-down of carrying values of property, plant and equipment	—	(142)	(142)

Operating loss	(100,310)	(26,299)	(126,609)
Other income (expenses)
Share of income from joint venture	—	21,416	21,416
Interest income	232	2,894	3,126
Foreign exchange gains	48	4,583	4,631
Share of loss of significantly influenced investees	—	(2,315)	(2,315)
Gain on sale of long-term investments	—	4,523	4,523
Write-down of carrying value of long-term investments	—	(5,277)	(5,277)

Loss before taxes and other items	(100,030)	(475)	(100,505)
Provision for income and capital taxes	(184)	(404)	(588)
Minority interests	2,103	—	2,103

Net loss from continuing operations	$(98,111)	$(879)	$(98,990)

Expenditures on property, plant and equipment	$6,039	$1,807	$7,846

Total assets
Continuing operations	$84,242	$245,763	$330,005
Discontinued operations	—	46,263	46,263

	$84,242	$292,026	$376,268

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
20.	SEGMENT DISCLOSURES (Continued)

	December 31,
	2005	2004
Property, plant and equipment at the end of the year:
Mongolia	$71,666	$43,308
Inner Mongolia, China	2,459	1,293
Australia	6,767	7,853
Kazakhstan	4,419	1,730
Canada	131	144
Other	264	106

	$85,706	$54,434

21.	COMMITMENTS AND CONTINGENCIES

Ivanhoe Mines has, in the normal course of its business, entered into various long-term contracts, which include commitments for future operating payments under contracts for drilling, engineering, equipment rentals and other arrangements as follows:

2006	$16,345
2007	2,406
2008	883
2009 onwards	—

$19,634

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
22.	DISCLOSURES REGARDING FINANCIAL INSTRUMENTS
(a)	The estimated fair value of Ivanhoe Mines’ financial instruments was as follows:

	December 31,
	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Cash	$101,681	$101,681	$112,478	$112,478
Accounts receivable	33,350	33,350	6,552	6,552
Other current assets	3,286	3,286	3,000	3,000
Current assets of discontinued operations (Note 3)	—	—	36,636	36,636
Long-term investments	18,417	18,417	19,160	24,404

Accounts payable and accrued liabilities	20,594	20,594	14,412	14,412
Current liabilities of discontinued operations (Note 3)	—	—	14,082	14,082
Loans payable to related parties	5,088	3,733	5,088	3,393
The fair value of Ivanhoe Mines’ long-term investments was determined by reference to published market quotations, which may not be reflective of future values.

The fair value of Ivanhoe Mines’ remaining financial instruments was estimated to approximate their carrying value, due primarily to the immediate or short-term maturity of these financial instruments.

(b)	Ivanhoe Mines is exposed to credit risk with respect to its accounts receivable. The significant concentrations of credit risk are situated in Mongolia and Australia. Ivanhoe Mines does not mitigate the balance of this risk in light of the credit worthiness of its major debtors.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
23.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

As indicated in Note 2, these consolidated financial statements have been prepared in accordance with U.S. GAAP, which, in the case of the Company, conform in all material respects with Canadian GAAP, except as set forth below.

Consolidated Balance Sheets

	December 31,
	2005	2004
Total assets in accordance with U.S. GAAP	$396,779	$376,268
Reverse equity accounting for investment in joint venture (a)	43,067	35,054
Increase in fair value of the Savage River Project assets acquired (b)	—	5,634
Adjustment arising from reversal of write-down of the Savage River Project (c)	—	14,058
Reversal of amortization of other mineral property interests (d)	6,329	6,521
Adjustment to carrying value of long-term investments (e)	(6,711)	(2,879)

Total assets in accordance with Canadian GAAP	$439,464	$434,656

Total liabilities in accordance with U.S. GAAP	$32,228	$65,705
Reverse equity accounting for investment in joint venture (a)	43,067	35,054
Income tax effect of U.S. GAAP adjustments for:
Amortization of other mineral property interests (d)	882	882

Total liabilities in accordance with Canadian GAAP	$76,177	$101,641

Total minority interests in accordance with U.S. and Canadian GAAP	$8,928	$3,713

Total shareholders’ equity in accordance with U.S. GAAP	$355,623	$306,850
Increase in fair value of shares issued to acquire ABM (b)	—	4,930
(Increase) decrease in the deficit for:
Amortization of deferred stock compensation (b)	—	704
Adjustment arising from write-down of the Savage River Project (c)	—	14,058
Amortization of other mineral property interests (d)	5,447	5,639
Other comprehensive income (f)	(6,711)	(2,879)

Total shareholders’ equity in accordance with Canadian GAAP	$354,359	$329,302

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
23.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

Consolidated Statements of Operations (in thousands, except for share and per share amounts)

	Years ended December 31,
	2005	2004
Net (loss) from continuing operations in accordance with U.S. GAAP	$(125,702)	$(98,990)
Dilution gain on issuance of shares by a subsidiary (i)	3,012	—

Net (loss) from continuing operations in accordance with Canadian GAAP	$(122,690)	$(98,990)

Net income from discontinued operations in accordance with U.S. GAAP	$35,916	$4,449
Adjustment arising from write-down of the Savage River Project (c)	—	(2,974)
Write-down of other mineral property interests (d)	(192)	—
Gain on sale of Savage River Project (h)	(19,692)	—

Net income from discontinued operations in accordance with Canadian GAAP	$16,032	$1,475

Net (loss) in accordance with Canadian GAAP	$(106,658)	$(97,515)

Weighted-average number of shares outstanding under Canadian GAAP (in thousands)	305,160	281,640

Basic and diluted (loss) earnings per share in accordance with Canadian GAAP from:
Continuing operations	$(0.40)	$(0.35)
Discontinued operations	0.05	—

	$(0.35)	$(0.35)

Under Canadian GAAP, the components of shareholders’ equity would be as follows:

	December 31,
	2005	2004
Share capital	$999,372	$873,536
Additional paid-in capital	17,952	12,073
Deficit	(662,965)	(556,307)

	$354,359	$329,302

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
23.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

Consolidated Statements of Cash Flows

	Years ended December 31,
	2005	2004
Cash used in operating activities in accordance with U.S. GAAP	$(133,113)	$(118,740)
Reverse equity accounting for investment in joint venture (a)	24,805	25,207

Cash used in operating activities in accordance with Canadian GAAP	(108,308)	(93,533)

Cash (used in) provided by investing activities in accordance with U.S. GAAP	(10,232)	12,606
Reverse equity accounting for investment in joint venture (a)	(4,561)	(9,086)

Cash (used in) provided by investing activities in accordance with Canadian GAAP	(14,793)	3,520

Cash provided by (used in) financing activities in accordance with U.S. GAAP	124,706	107,711
Reverse equity accounting for investment in joint venture (a)	(7,500)	(7,500)

Cash provided by financing activities in accordance with Canadian GAAP	117,206	100,211

Effect of exchange rate changes on cash	7,842	5,385

Net cash inflow in accordance with Canadian GAAP	1,947	15,583
Cash, beginning of year in accordance with Canadian GAAP	122,577	106,994

Cash, end of year in accordance with Canadian GAAP	$124,524	$122,577

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
23.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)
(a)	Investment in Joint Venture

Under U.S. GAAP, Ivanhoe Mines has accounted for its joint venture interest in JVCo (Note 4) using the equity method. Under Canadian GAAP, interests in joint ventures are accounted for on a proportionate consolidation basis.

Under Canadian GAAP, the carrying amount of the Ivanhoe Mines’ investment and its share of equity of JVCo is eliminated. Ivanhoe Mines’ proportionate share of each line item of JVCo’s assets, liabilities, revenue and expenses is included in the corresponding line items of Ivanhoe Mines financial statements. All intercompany balances and transactions would be eliminated. Note 4 discloses the asset, liabilities, revenues and expenses of JVCo that would have been included in the corresponding line items on Ivanhoe Mines’ financial statements had Canadian GAAP been applied.

(b)	Acquisition of ABM

Under U.S. GAAP, the fair value of the shares issued in 2000 to effect the acquisition of ABM were measured at the date the acquisition was announced and the terms agreed to, whereas, under Canadian GAAP, the shares issued would have been measured at the transaction date. This difference would have resulted in the cost of the acquisition under Canadian GAAP being $4,930,000 higher than under U.S. GAAP.

Under U.S. GAAP, the Company included in the cost of the acquisition of ABM the intrinsic value of the unvested options granted by the Company in 2000 as consideration for the acquisition of all of the outstanding stock options of ABM. Under U.S. GAAP, the deferred stock compensation was recognized as a compensation cost over the remaining future vesting period of the options. Under Canadian GAAP, the Company would have included in the cost of acquisition of ABM the $1,750,000 fair value of the stock options. This difference would have resulted in the cost of the acquisition in 2000 under Canadian GAAP being $704,000 higher than under U.S. GAAP.

ABM was sold in February 2005 (Note 3).

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
23.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)
(c)	Impairment of long-lived assets

Under U.S. GAAP, impairment charges are recorded based on the discounted, estimated future net cash flows, whereas, under Canadian GAAP, impairment charges on long-lived assets in 2002 and prior years were recorded as the excess of their carrying amount over their recoverable amount, which was determined based on the undiscounted estimated future net cash flows.

Under U.S. GAAP, the Savage River Project was fully written off as at December 31, 2002. However, under Canadian GAAP only an $18 million write-down would have been taken. In 2003, additional amounts capitalized under U.S. GAAP were written off; however, these would have been capitalized under Canadian GAAP. As a result, under Canadian GAAP, these assets would need to be depreciated and depleted. In 2005, additional depreciation recorded under Canadian GAAP was $nil (2004: $2,974,000).

(d)	Other mineral property interests

Under U.S. GAAP, where the mineral property interests are, at the date of acquisition, without economically recoverable reserves, these costs are generally considered to be exploration costs that are expensed as incurred. Under Canadian GAAP, the costs of the acquisition of mineral property interests are capitalized.

In accordance with EITF 04-02, Whether Mining Rights are Tangible or Intangible Assets, the Company classifies its mineral exploration licenses as tangible assets and there is no difference between Canadian and U.S. GAAP. Prior to January 2004, the costs of acquisition of Ivanhoe Mines’ mineral exploration licenses were classified as intangible assets under U.S. GAAP and amortized over the term of the licenses. As a result, for Canadian GAAP purposes, the $6,329,000, net of deferred income taxes of $882,000, in amortization or write-offs of other mineral property interests under U.S. GAAP needs to be reversed.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
23.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)
(e)	Long-term investments

Under U.S. GAAP, portfolio investments are classified as available-for-sale securities, which are carried at market value. The resulting unrealized gains or losses are included in the determination of comprehensive income, net of income taxes where applicable. Under Canadian GAAP, these investments would be carried at their original cost less provisions for impairment.

(f)	Other comprehensive income

U.S. GAAP requires that a statement of comprehensive income be displayed with the same prominence as other financial statements and that the aggregate amount of comprehensive income, excluding the deficit, be disclosed separately in shareholders’ equity. Comprehensive income, which incorporates the net loss, includes all changes in shareholders’ equity during a period except those resulting from investments by, and distributions to, owners. Under Canadian GAAP, companies do not report comprehensive income or loss.

(g)	Income taxes

Under U.S. GAAP, deferred income taxes are calculated based on enacted tax rates applicable to future years. Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. This difference in GAAP did not have any effect on the financial position or results of operations of the Company for the years ended December 31, 2005 and 2004.

(h)	Gain on Sale of ABM

Under U.S. GAAP, the net book value of ABM when it was sold in February 2005 was $11.2 million, whereas under Canadian GAAP the carrying value was $30.9 million. During 2005, total proceeds from the sale were $41.7 million, representing cash instalments including interest of $21.5 million, plus escalating payments of $20.2 million. Therefore, under Canadian GAAP the gain on sale was $19.7 million less than under U.S. GAAP.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
23.	DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)
(i)	Dilution gain on investment in subsidiary

Under U.S. GAAP the $3.0 million dilution gain on investment in a subsidiary was accounted for as part of additional paid-in capital. Under Canadian GAAP, the dilution gain would have been included in the net loss for 2005.

(j)	Recently released Canadian accounting standards

In January 2005, the CICA issued Section 1530, “Comprehensive Income”, Section 3251, “Equity”, Section 3855, “Financial Instruments – Recognition and Measurement”, and Section 3865, “Hedges”. The new standards increase harmonization with US GAAP and will require the following measures:

Financial assets will be classified as held-to-maturity, held-for-trading or available-for-sale. Held-to-maturity classification will be restricted to fixed maturity instruments that the Company intends, and is able, to hold to maturity and will be accounted for at amortized cost. Held-for-trading instruments will be recorded at fair value, with realized and unrealized gains and losses reported in net income. Available-for-sale financial assets will be recorded at fair value, with unrealized gains and losses reported in a new category in shareholders’ equity, called “other comprehensive income”.

Derivatives will be classified as held-for-trading unless designated as hedging instruments. All derivatives, including embedded derivatives that must be separately accounted for, will be recorded at fair value on the Condensed Consolidated Balance Sheet. For derivatives that hedge the changes in fair value of an asset or liability, changes in the derivatives’ fair value will be reported in net income and substantially offset by changes in the fair value of the hedged asset or liability attributable to the risk being hedged. For derivatives that hedge variability in cash flows, the effective portion of the changes in the derivatives’ fair value will be initially recognized in other comprehensive income and the ineffectiveness will be recorded in net income. The amounts temporarily recorded in other comprehensive income subsequently will be reclassified to net income in the periods net income is affected by the variability in the cash flows of the hedged item.

The guidance will apply for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. Earlier adoption is permitted only as of the beginning of a fiscal year. The Company will adopt these new standards on January 1, 2006.

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
24.	CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES COMPARATIVE FINANCIAL STATEMENTS

During the fourth quarter of 2005, the Company commenced reporting under U.S. GAAP. As a result of this conversion the following 2004 Canadian comparative financial statements have been restated under U.S. GAAP.

Consolidated Balance Sheets

	Prior Year	Prior Year
	Comparative	Comparative
(Stated in U.S. $000’s)	Restated	Restated (Note 2 (i))
	(U.S. GAAP)	(Canadian GAAP)
ASSETS

CURRENT
Cash and cash equivalents	$112,478	$122,577
Accounts receivable	6,552	10,286
Broken ore on leach pads	—	9,929
Inventories	2,192	5,576
Prepaid expenses	1,196	2,996
Other current assets	3,000	3,117
Current assets of discontinued operations	36,636	36,636

TOTAL CURRENT ASSETS	162,054	191,117

INVESTMENT IN JOINT VENTURE	126,911	—
LONG-TERM INVESTMENTS	19,160	16,281
PROPERTY, PLANT AND EQUIPMENT	54,434	191,824
DEFERRED INCOME TAXES	318	782
OTHER ASSETS	3,764	5,333
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS	9,627	29,319

TOTAL ASSETS	$376,268	$434,656

LIABILITIES

CURRENT
Accounts payable and accrued liabilities	$14,412	$24,764
Current portion of long-term debt	—	7,500
Current liabilities of discontinued operations	14,082	14,082

TOTAL CURRENT LIABILITIES	28,494	46,346

LOANS PAYABLE TO RELATED PARTIES	5,088	5,088
OTHER LIABILITIES	5,267	11,040
DEFERRED INCOME TAXES	476	12,787
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS	26,380	26,380

TOTAL LIABILITIES	65,705	101,641

MINORITY INTERESTS	3,713	3,713

SHAREHOLDERS’ EQUITY

SHARE CAPITAL	868,606	873,536
ADDITIONAL PAID-IN CAPITAL	16,283	12,073
ACCUMULATED OTHER COMPREHENSIVE INCOME	2,879	—
DEFICIT	(580,918)	(556,307)

TOTAL SHAREHOLDERS’ EQUITY	306,850	329,302

TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY	$376,268	$434,656

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
24.	CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES COMPARATIVE FINANCIAL STATEMENTS (CONTINUED)

Consolidated Statements of Operations

	Prior Year	Prior Year
	Comparative	Comparative
(Stated in U.S. $000's)	Restated	Restated (Note 2 (i))
	(U.S. GAAP)	(Canadian GAAP)
REVENUE	$—	$44,091
COST OF OPERATIONS	—	(12,137)
DEPRECIATION AND DEPLETION	—	(5,177)

OPERATING PROFIT	—	26,777

EXPENSES
Exploration	(98,174)	(98,174)
General and administrative	(22,202)	(22,866)
Interest	(309)	(1,105)
Depreciation	(2,027)	(2,027)
Mining property care and maintenance costs	(3,755)	(3,755)
Write-down of property, plant and equipment	(142)	(142)

LOSS BEFORE THE FOLLOWING	(126,609)	(101,292)

OTHER INCOME (EXPENSES)
Share of income from joint venture	21,416	—
Interest income	3,126	3,177
Foreign exchange gains	4,631	4,441
Share of loss of significantly influenced investees	(2,315)	(2,315)
Gain on sale of long-term investments	4,523	4,523
Write-down of carrying value of long-term investment	(5,277)	(5,277)

LOSS BEFORE TAXES AND OTHER ITEMS	(100,505)	(96,743)
Provision for income and capital taxes	(588)	(4,350)
Minority interest	2,103	2,103

NET LOSS FROM CONTINUING OPERATIONS	$(98,990)	$(98,990)
NET INCOME AND GAIN ON SALE FROM DISCONTINUED OPERATIONS	4,449	1,475

NET LOSS	$(94,541)	$(97,515)

BASIC AND DILUTED (LOSS) EARNINGS PER SHARE FROM
CONTINUING OPERATIONS	$(0.35)	$(0.35)
DISCONTINUED OPERATIONS	0.01	—

	$(0.34)	$(0.35)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (000’s)	281,640	281,640

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
24.	CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES COMPARATIVE FINANCIAL STATEMENTS (CONTINUED)

Consolidated Statements of Cash Flows

	Prior Year	Prior Year
	Comparative	Comparative
(Stated in U.S. $000’s)	Restated	Restated (Note 2 (i))
	(U.S. GAAP)	(Canadian GAAP)
OPERATING ACTIVITIES
Net loss	$(94,541)	$(97,515)
Net income and gain on sale from discontinued operations	(4,449)	(1,475)
Items not involving use of cash
Depreciation	2,027	7,204
Stock based compensation	6,517	6,517
Accretion expense	286	519
Non-cash exploration expense recovery	(3,248)	(3,248)
Unrealized foreign exchange gains	(5,443)	(5,443)
Share of income from joint venture	(21,416)	—
Share of loss of significantly influenced investees	2,315	2,315
Gain on sale of long-term investments	(4,523)	(4,523)
Write-down of carrying value of long-term investment	5,277	5,277
Deferred income taxes	246	695
Minority interests	(2,103)	(2,103)
Decrease in non-current royalty payable	—	(756)
Write-down of property, plant and equipment	142	142
Loss on sale of property, plant and equipment	197	197
Net change in non-cash operating working capital items	(3,174)	(7,584)

Cash used in operating activities of continuing operations	(121,890)	(99,781)
Cash provided by operating activities of discontinued operations	3,150	3,150

Cash used in operating activities	(118,740)	(96,631)

INVESTING ACTIVITIES
Redemption of investments	50,000	50,000
Purchase of long-term investment	(3,846)	(3,846)
Proceeds from sale of long-term investments	2,461	2,461
Proceeds from sale of property, plant and equipment	2,720	2,720
Expenditures on property, plant and equipment	(27,846)	(33,751)
Expenditures on other assets	—	(60)
Other	(6,226)	(6,249)

Cash provided by investing activities of continuing operations	17,263	11,275
Cash used in investing activities of discontinued operations	(4,657)	(4,657)

Cash provided by investing activities	12,606	6,618

FINANCING ACTIVITIES
Issue of share capital	102,280	102,280
Repayment of long-term debt	—	(7,500)

Cash provided by financing activities of continuing operations	102,280	94,780
Cash provided by financing activities of discontinued operations	5,431	5,431

Cash provided by financing activities	107,711	100,211

EFFECT OF EXCHANGE RATE CHANGES ON CASH	5,385	5,385

NET CASH INFLOW	6,962	15,583
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	105,516	106,994

CASH AND CASH EQUIVALENTS, END OF YEAR	$112,478	$122,577

CASH AND CASH EQUIVALENTS IS COMPRISED OF:
Cash on hand and demand deposits	$33,796	$33,796
Short-term money market instruments	78,682	88,781

	$112,478	$122,577

IVANHOE MINES LTD.
Notes to the Consolidated Financial Statements
(Stated in U.S. dollars unless otherwise noted; tabular amounts in thousands)
25.	SUBSEQUENT EVENTS

On March 29, 2006, Ivanhoe Mines announced that it had entered into a financing that consists of 16 million common shares at a price of $8.77 per common share (Cdn$10.28), representing an aggregate amount of $140.3 million (Cdn$164.5 million). Ivanhoe Mines has granted the underwriters an option, exercisable at the issue price for a period of 30 days following the closing of this offering, to purchase up to an additional 15% of the issue size, representing 2,400,000 common shares. Closing is expected on or about April 25, 2006. A preliminary short form prospectus was filed on April 4, 2006.